EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports
Third Quarter Loss of $(432,000) On Net Sales of $5,285,000

MINNEAPOLIS – October 26, 2005 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $5,285,000 for the third quarter ended September 30, 2005, a decrease of 1.0%, compared to net sales of $5,337,000 for the third quarter of 2004. The net loss for the third quarter of 2005 was $(432,000) or $(0.03) per share, compared to $(1,413,000), or $(0.11) per share, for the third quarter of 2004. Insignia Point-of-Purchase Services® (POPS) revenues for the third quarter were $4,498,000, a decrease of 0.6%, compared to third quarter 2004 POPS revenues of $4,524,000.

For the nine months ended September 30, 2005, net sales were $15,653,000, an increase of 3.6%, compared to net sales of $15,115,000 for the first nine months of 2004. The net loss for the first nine months of 2005 was $(1,997,000) or $(0.13) per share, compared to $(5,014,000), or $(0.40) per share for the same period of 2004. Insignia POPS revenues for the first nine months of 2005 were $13,276,000, an increase of 8.5%, compared to POPS revenues of $12,237,000 for the first nine months of 2004.

CEO Scott Drill commented, “Despite the fact that our net loss was $981,000 less than in the third quarter of 2004 on essentially flat revenue, we are not optimistic about our POPS revenue prospects in the near future. The cumulative effect of the illegal anticompetitive conduct by News America has had a substantial negative impact on revenue bookings for the fourth quarter and for Fiscal Year 2006. We currently have customer orders of approximately $2,875,000 for the fourth quarter versus actual 2004 fourth quarter POPS revenue of $5,104,000. Prospects for additional sales in the fourth quarter are limited.”

Drill went on to state, “Our cash position at quarter end was $2,718,000. Legal expense for the quarter was $235,000, down by $930,000 from the third quarter 2004 legal expense of $1,165,000. Discovery continues to be on hold in our New York case where we have had an Amended Motion to Dismiss pending since August 18, 2004. In Minnesota we filed our Amended Complaint on September 23, 2005 and a hearing has been scheduled for January 24, 2006. Yesterday, the Court ordered counsel for the parties to conduct an in-person settlement conference, submit full pretrial disclosures and hold a pretrial conference on November 29, 2005. We have retained Manchester Companies, Inc. to assist us with an evaluation of the business and the development of viable options for moving forward.”

- more -

October 26, 2005      Insignia Systems, Inc. Reports Third Quarter Loss      Page 2

Conference Call

The Company will host a conference call today, October 26, at 4:00 p.m. Central Time. To access the live call, dial 800-289-0498. The conference code is 3418714. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through November 3, 2005. To access the replay, dial 888-203-1112 and reference the passcode 3418714.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2004 and SEC Form 10-Q for the quarter ended June 30, 2005. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

- more -

October 26, 2005      Insignia Systems, Inc. Reports Third Quarter Loss      Page 3

Insignia Systems, Inc.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2005	2004	2005	2004

Net Sales	$5,285,000	$5,337,000	$15,653,000	$15,115,000
Cost of Sales	3,305,000	3,239,000	9,833,000	9,775,000
Gross Profit	1,980,000	2,098,000	5,820,000	5,340,000
Operating Expenses:
Selling	1,438,000	1,462,000	4,316,000	4,475,000
Marketing	246,000	288,000	911,000	828,000
General & administrative	742,000	1,777,000	2,601,000	4,090,000
Impairment of goodwill	—	—	—	960,000

Operating Loss	(446,000)	(1,429,000)	(2,008,000)	(5,013,000)
Other Income (Expense)	14,000	16,000	11,000	(1,000)

Net Loss	$(432,000)	$(1,413,000)	$(1,997,000)	$(5,014,000)

Net Loss Per Share
Basic and diluted	$(0.03)	$(0.11)	$(0.13)	$(0.40)

Shares used in calculation of net loss per share:
Basic and diluted	15,002,000	12,476,000	15,002,000	12,474,000

SELECTED BALANCE SHEET DATA

	September 30, 2005	December 31, 2004

Cash and cash equivalents	$2,718,000	$6,156,000
Working capital	2,918,000	4,813,000
Total assets	7,568,000	9,921,000
Total liabilities	4,185,000	4,588,000
Shareholders’ equity	3,383,000	5,333,000

###